UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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S1 Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
2006 GRANTS OF PLAN-BASED AWARDS TABLE
2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

S1 CORPORATION
705 Westech Drive
Norcross, Georgia 30092
(404) 923-3500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 25, 2007

Dear Stockholder:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of S1 Corporation will be held on May 25, 2007, at 10:00 a.m., local time, at the Marriott Hotel located at 475 Technology Parkway, Norcross, GA 30092, for the following purposes:

1. Election of Directors.  To elect three directors to each serve for a three-year term expiring in 2010 (Proposal 1);

2. Ratify Independent Auditors.  To ratify the Audit Committee’s selection of the independent auditor for 2007 (Proposal 2); and

3. Other Business.  To transact any other business that properly comes before the annual meeting or any adjournments of the meeting.

If you held shares of our common stock at the close of business on April 6, 2007, you are entitled to notice of and to vote at the annual meeting or any adjournments of the meeting.

If you have any questions or need assistance in voting your shares, please contact John Stone, our Chief Financial Officer.

By order of the Board of Directors,

JOHN W. SPIEGEL
Chairman of the Board

Norcross, Georgia
April 24, 2007

IT IS IMPORTANT THAT YOU VOTE PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES USING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD, BY USING THE INTERNET OR BY MAIL.

S1 CORPORATION
705 Westech Drive
Norcross, Georgia 30092
(404) 923-3500

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 25, 2007

Solicitation, Voting and Revocability of Proxies

This proxy statement is being sent to holders of the common stock of S1 Corporation, a Delaware corporation, as part of the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held on May 25, 2007, at 10:00 a.m., local time, at the Marriott Hotel located at 475 Technology Parkway, Norcross, GA 30092, and at any adjournments of the meeting. In this proxy statement, we sometimes refer to our Company as S1, the name by which we are commonly known. This proxy statement is first being mailed to stockholders on or about April 30, 2007.

The annual meeting has been called to vote on the election of three director nominees to each serve for a three-year term, to ratify the selection of our independent auditors, and to transact any other business that properly comes before the annual meeting or any adjournments of the meeting.

If you vote by the proxy we are soliciting, your shares will be voted in accordance with the instructions listed on the proxy card. Executed but unmarked proxies will be voted FOR the election of the Board’s director nominees and FOR the ratification of our independent auditor. Except as set forth in this proxy statement, our Board of Directors does not know of any other matters that are to come before the annual meeting other than procedural matters related to the conduct of the annual meeting. If any other matters properly come before the annual meeting, the persons named in the proxy card will vote the shares represented by your proxy on those other matters as determined by our Board of Directors.

You may revoke a proxy at any time before it is voted by delivering either a written notice of revocation for a proxy card that you previously submitted, or a properly executed proxy card bearing a later date to John Stone, Chief Financial Officer, S1 Corporation, 705 Westech Drive, Norcross, Georgia 30092, by re-voting by telephone or on the Internet, or by attending the annual meeting and voting in person. Attendance at the annual meeting alone will not revoke a proxy, unless the stockholder actually votes in person at the meeting.

We will pay the cost of soliciting proxies for the annual meeting. In addition to using the mail, our directors, officers and employees may solicit proxies personally, by telephone or by fax. We will not pay additional compensation to our directors, officers or employees for these services. We also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners of those shares and will reimburse these holders for the reasonable expenses they incur for these efforts.

The Board of Directors has appointed an inspector of election to tabulate stockholder votes at the annual meeting. Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the annual meeting.

Who Can Vote

The Board of Directors has fixed the close of business on April 6, 2007 as the record date for the determination of our stockholders who are entitled to notice of and to vote at the annual meeting (the “Record Date”). Each share of common stock that you owned as of the Record Date entitles you to one vote on all matters that properly come before the annual meeting. There is no cumulative voting of shares. Only shares of our common stock held of record as of the close of business on the Record Date can be voted at the annual meeting. On April 6, 2007, there were 539 holders of record of the 61,628,995 shares of common stock which were then outstanding and eligible to be voted at the annual meeting.

Voting by Proxy Holders

If your voting stock is held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from that person or entity that you must follow in order to have your shares of common stock voted. If you hold your voting stock in your own name and not through your broker or another nominee, you may vote your shares of stock at the annual meeting or by proxy in one of three ways:

•	By using the toll-free telephone number listed on the proxy card;

•	By using the Internet website listed on the proxy card; or

•	By signing, dating and mailing the proxy card in the enclosed postage-paid envelope.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you return a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the Board of Directors.

Vote by Telephone.  If you hold your voting stock in your own name and not through your broker or another nominee, you can vote your shares of stock by telephone by dialing the toll-free telephone number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m. (E.D.T.) on May 24, 2007. Easy-to-follow voice prompts allow you to vote your shares of stock and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

Vote by Internet.  If you hold your voting stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m. (E.D.T.) on May 24, 2007. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote via the Internet, you do not need to return your proxy card.

Vote by Mail.  You can vote by mail by completing, dating, signing and returning the enclosed proxy card in the enclosed postage-paid envelope.

The holders of 20,542,998 shares, or one-third of the total number of shares of common stock that were issued and outstanding on April 6, 2007, will constitute a quorum at the annual meeting. If there is a quorum, a plurality of the votes cast is required to elect our director nominees and for all other proposals (i.e. the number of votes cast “for” the proposal must exceed the number of votes cast “against”).

Attached in Appendix A of our annual report are the consolidated financial statements for S1 Corporation (which are also included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission), as well as certain other information required to be furnished to stockholders pursuant to Rule 14(a)-3(b). We are required to file an Annual Report on Form 10-K for our 2006 fiscal year with the Securities and Exchange Commission. Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to John Stone, Chief Financial Officer, S1 Corporation, 705 Westech Drive, Norcross, Georgia 30092 or by visiting our corporate website at www.s1.com.

Information Concerning Competing Solicitations

Management is not aware of any competing proxy solicitations.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the annual meeting, three directors will be elected to each serve for a three-year term. The nominating committee of S1 has unanimously recommended M. Douglas Ivester, Johann J. Dreyer and Edward Terino for nomination to the Board. Unless otherwise specified on a proxy card, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy FOR the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. If, however, a nominee fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. If there is a quorum at the annual meeting, the director nominees will be elected by a plurality of the votes cast and entitled to vote at the meeting. There are no cumulative voting rights for the election of directors.

Our amended and restated certificate of incorporation provides for the Board of Directors to be divided into three classes. The terms of office of only one class of directors expires in each year, and directors are elected for terms of three years and until their successors are elected and qualified. Our amended and restated bylaws provide that there are to be between four and fifteen directors, with the number of directors determined by resolution of the Board of Directors. Pursuant to a resolution of the Board, the size of our Board currently is eight and we currently have eight directors.

The Board of Directors recommends a vote FOR the three director nominees.

Information as to the Nominees, Other Directors and Executive Officers

The following table presents information about our director nominees, continuing directors and executive officers, including their ages as of December 31, 2006, the periods during which they have served as our director, and positions currently held with us.

	Age at
	December 31,	Director	Expiration
Name	2006	Since	of term	Position Held with S1

Director Nominees:
M. Douglas Ivester	59	2001	2007	Director
Johann J. Dreyer	48	2006	2007	Chief Executive Officer and Director
Edward Terino	53	2007	2007	Director
Continuing Directors:
John W. Spiegel	65	2004	2009	Director and Chairman of the Board
Ram Gupta	44	2005	2008	Director
Thomas P. Johnson, Jr.	66	2005	2009	Director
Gregory J. Owens	46	2003	2008	Director
Jeffrey C. Smith	34	2006	2008	Director
Executive Officers:
John A. Stone	39	—	—	Chief Financial Officer
Meigan Putnam	55	—	—	Senior Vice President
Jan Kruger	44	—	—	President of Postilion
Neil Underwood	37	—	—	Senior Vice President

Provided below is a brief description of the principal occupation for the past five years of each of our director nominees, continuing directors and executive officers.

Director Nominees

M. Douglas Ivester has served as a director since 2001. Currently, Mr. Ivester is President of Deer Run Investments, LLC, a private investment concern. From 1997 until 2000, Mr. Ivester was Chairman of the Board and Chief Executive Officer of The Coca-Cola Company. He spent more than 20 years with The Coca-Cola Company and held such positions as Chief Financial Officer, President and Chief Operating Officer where he was responsible for running the company’s global enterprise. Mr. Ivester also serves as a director of SunTrust Banks, a Trustee of Emory University and Chairman of Board of Woodruff Health Sciences Center, Inc.

Johann J. Dreyer was appointed Chief Executive Officer and Director of the Company on November 2, 2006. From October 2005 to November 2006, he served as President of the Company’s Community Financial, International Retail Banking, and Global ATM/POS business. From November 2004 until October 2005, Mr. Dreyer served as Chief Executive Officer of Mosaic Software, one of our wholly owned subsidiaries. Prior to the acquisition of Mosaic by S1 in November 2004, Mr. Dreyer served as Group CEO of Mosaic from February 2002 until November 2004. From May 1999 until January 2002, Mr. Dreyer served as Executive Chairman of Mosaic Software and General Manager of Mosaic’s American operations. Mr. Dreyer was one of the founders of Mosaic and served as CEO with Mosaic and its predecessor companies beginning in 1992.

Edward Terino was appointed a director on April 13, 2007. Currently, Mr. Terino is the Co-Chief Executive Officer and Chief Financial Officer of Arlington Tanker Ltd, an international seaborne transporter of crude oil and petroleum products, a position he has held since July 2005. From September 2001 until June 2005, Mr. Terino served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Art Technology Group, Inc., a provider of Internet-based e-commerce and customer software focused on the Global 1000 market. From October 1999 to March 2006, Mr. Terino was a director for EBT International, a Web content management software company. Mr. Terino also serves as a director of Celerity Solutions, Inc., an eBusiness CRM software company.

Continuing Directors

John W. Spiegel has served as the Chairman of the Board of Directors of S1 since October 2006 and has served as a director since 2004. From 1985 until 2004, Mr. Spiegel served as Chief Financial Officer of SunTrust Banks, Inc. and was selected vice chairman of SunTrust in 2000. Prior to his retirement, Mr. Spiegel was an officer and director of various SunTrust subsidiaries. Mr. Spiegel is also a director of the Rock-Tenn Company, Bentley Pharmaceuticals, Homebanc, and Colonial Properties Trust.

Ram Gupta has served as a director since April 2005. Currently, Mr. Gupta is the President and CEO of Cast Iron Systems, Inc., a provider of integration appliances. From August 2000 through October 2004, Mr. Gupta served as executive vice president, products and technology for PeopleSoft, Inc., a provider of enterprise application software. From December 1997 until July 2000, Mr. Gupta was senior vice president and general manager for Healtheon WebMD Corp, a provider of services that link physicians, consumers, providers and health plans online. Mr. Gupta is a director for VA Software, Cast Iron Systems, Yodlee, Plateau Systems, Compiere, and Accruent.

Thomas P. Johnson, Jr. has served as a director since October 2005. From 1997 until 2005, Mr. Johnson was President and CEO of the Bank Administration Institute (BAI), a leading banking professional organization. From 1995 until 1997, Mr. Johnson was Executive Vice President, Retail Banking for Boatmen’s Bancshares Inc., which was sold to the Bank of America. From 1985 until 1995, Mr. Johnson was Chief Retail Banking Executive for Barnett Banks, Inc. Mr. Johnson also serves on the board of directors of Nationwide Bank.

Gregory J. Owens has served as a director since 2003. Mr. Owens is presently Managing Director at RedZone Capital which is focused on turning around and growing under-performing companies. From 1999 to 2004, Mr. Owens served as Chief Executive Officer and President of Manugistics Group, Inc., a supply chain management company, and as its Chairman of the Board from 2004 until 2005. From 2002 until 2006, Mr. Owens was a director for SERENA Software, Inc. Mr. Owens also serves as a director of Secureworks and Johnny Rockets, and is Chairman of the Board of Red Zebra Broadcasting.

Jeffrey C. Smith has served as a director since May 2006. Mr. Smith was appointed to the Board pursuant to the terms of a Settlement Agreement between S1 and Ramius Capital Group, LLC (“Ramius Capital”), together with other related parties, dated as of May 3, 2006. Mr. Smith is a Partner of Ramius Capital, a private investment management firm, a position he has held since February 2007 and is also a member of Ramius Capital’s Management Board. Prior to February 2007, Mr. Smith was an Executive Managing Director of Ramius Capital from July 2006 until to February 2007 and a Managing Director of Ramius Capital from January 2004 until July 2006. Mr. Smith currently heads Ramius Capital’s Private Investment in Public Equity business and co-heads Ramius Capital’s Opportunistic Value Investing business. He has been employed by Ramius Capital since January 1998. Mr. Smith has served as a member of the executive committee of Register.com (Cayman) L.P., a provider of domain name registration and internet services since December 2005. Mr. Smith is a General Securities Registered Representative.

Executive Officers

John A. Stone has served as our Chief Financial Officer since February 2006. Prior to his appointment as Chief Financial Officer, Mr. Stone was the Company’s Senior Vice President of Global Finance from October 2005 to January 2006, and the Company’s Controller from June 2004 until October 2005. From April 2003 to June 2004, Mr. Stone served as Vice President of Finance, Corporate Controller of EarthLink, and was VP Finance, Corporate Controller and interim Chief Financial Officer of MAPICS from April 2001 to April 2002. From December 1993 to April 2001, Mr. Stone held various positions in corporate accounting and financial reporting with Computer Sciences Corporation (formerly Mynd Corp.). Mr. Stone began his career at PricewaterhouseCoopers LLP (formerly Coopers & Lybrand). In July 2006, Mr. Stone was arrested and charged with aggravated assault and criminal trespass in connection with an incident near Roswell, Georgia. Mr. Stone has not been indicted and maintains his innocence with respect to these charges. The Company believes that these matters do not adversely affect his fitness to serve as an officer.

Meigan Putnam has been the Senior Vice President and General Manager of the Enterprise Insurance group since October 2005. Prior to that, Ms. Putnam was our Vice President of Strategic Accounts from May 2004 to September 2005 and Senior Vice President of Corporate Administration from October 1999 to September 2003.

Jan Kruger was appointed President of the global Postilion business in November 2006. Prior to his appointment, Mr. Kruger was our Vice President and General Manager of Europe and Middle East operations since the Company’s acquisition of Mosaic Software in 2004. He joined Mosaic Software in February 2001 as Chief Financial Officer and in May 2002 he also assumed the role of General Manager for Mosaic’s Europe and Middle East regions. Prior to joining Mosaic Software, Mr. Kruger was a partner at PricewaterhouseCoopers LLP.

Neil Underwood has been Senior Vice President and General Manager of Enterprise Americas since October 2005. Mr. Underwood was our Vice President of Corporate Sales from 2003 to September 2005, and Vice President of Enterprise Sales from November 2001 until 2003. Additionally, Mr. Underwood is a principal in Underwood Ventures, a real estate holding company and a partner in Hereford Farms Development, a land development company. Mr. Underwood also serves as a director of Charys, a publicly traded company.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
THE ELECTION OF ITS DIRECTOR NOMINEES.

Board of Directors and Corporate Governance

Independence of the Board

The Board of Directors has determined that all of our directors, except Mr. Dreyer, are independent as defined by the NASDAQ Stock Market rules. Mr. Dreyer is not considered independent because he serves as our Chief Executive Officer. The Board based these determinations primarily on a review of the responses the directors provided to questions regarding employment and compensation history, affiliations and family and other relationships, and based on discussions with the directors. We consider a number of factors in determining the independence of our directors, including the listing requirements of the NASDAQ Stock Market, other Board or executive positions held, the absence of any relationships with S1 or its management, and any potential related party transactions. The Audit, Compensation, Corporate Governance and Nominating, and Strategic Planning Committees are comprised solely of independent directors.

Board Attendance

During 2006, our Board of Directors met 21 times. With the exception of Mr. Gupta, each incumbent director that was serving attended at least 75% of the aggregate of the total number of meetings (1) of the Board of Directors held during the period that the Director served and (2) held by all Committees of the Board on which the Director served during the period that he served. Mr. Gupta attended 71% of the total number of meetings of the Board of Directors and more than 75% of the total number of meetings of Committees of the Board on which he served during the year.

Committees of the Board of Directors

Each of the Board committees listed below has a written charter except for the Strategic Planning Committee. All of the Company’s committee charters are available online at http://investor.s1.com or in paper form upon request to the Company’s Secretary. The chair of each committee determines the frequency and agenda of the committee meetings.

Audit Committee.  The Board of Directors has appointed a standing Audit Committee. The chairman of the Audit Committee is Mr. Johnson and the other members are Messrs. Spiegel, Ivester and Gupta. All members of the Audit Committee are independent as defined by the NASDAQ Stock Market rules and applicable securities laws. Mr. Spiegel has been designated by the Board of Directors as the Audit Committee’s “financial expert,” as provided in the Sarbanes-Oxley Act of 2002 and the related SEC regulations. The Audit Committee reviews the scope of the independent annual audit, the independent accountants’ letter to management concerning the effectiveness of our internal financial and accounting controls and any response by management to that letter. In addition, the Audit Committee reviews internal audit plans and meets with our internal auditor to discuss financial and accounting controls. The Audit Committee met 11 times in 2006.

Compensation Committee.  The Board of Directors has appointed a Compensation Committee that reviews executive compensation on an annual basis. The Compensation Committee makes recommendations to our Board of Directors regarding compensation. The Compensation Committee approves stock option programs which are administered by executive management. The Chairman of the Compensation Committee is Mr. Ivester and the other members are Messrs. Owens and Johnson. All members of the Compensation Committee are independent as defined by the NASDAQ Stock Market rules. The Compensation Committee met four times during 2006.

The Compensation Committee has the responsibility of reviewing and approving the compensation of key management positions such as our CEO and his direct reports. The Committee consults with our CEO with respect to the types and amounts of compensation to be paid to his direct reports and their direct reports. The Committee designates the compensation of employees below the senior executive level to management. The Company uses outside compensation guides to assist in determining market level compensation and to provide direction for the types of compensation. The Committee reviews the compensation of key employees annually to ensure that compensation is in line with market practices, changes in responsibilities of key employees, and performance of the Company and satisfaction of personal objectives. The annual review typically occurs in the first quarter each year.

Corporate Governance and Nominating Committee.  Messrs. Smith, Gupta, and Johnson serve as the Corporate Governance and Nominating Committee for selecting nominees for election as directors, recommending the size of our board and committees, reviewing the Company’s corporate governance policies and recommending changes to the Board. Mr. Smith serves as the Committee’s Chairman. All members of the

Corporate Governance and Nominating Committee are independent as defined by NASDAQ Stock Market rules. The Corporate Governance and Nominating Committee met twice during 2006.

Strategic Planning Committee.  The Board of Directors established the Strategic Planning Committee to review long term planning for the Company. The Strategic Planning Committee is tasked with working with management to assist in developing and reviewing strategic business plans, including but not limited to plans related to product development, sales execution, deployment of resources, international strategies, and the rationalization of existing businesses. The Chairman of the Strategic Planning Committee is Mr. Owens, and the other members are Messrs. Johnson and Smith. All members of the Strategic Planning Committee are independent as defined by the NASDAQ Stock Market rules. The Strategic Planning Committee met once in 2006.

Director Nomination Process

The Board of Directors seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Board of Directors considers, among other things, the following qualifications and skills of director candidates: their business or professional experience; their integrity and judgment; their record of public service; their ability to devote sufficient time to the affairs of the Company; the diversity of backgrounds and experience they will bring to the Board; and the needs of the Company from time to time. Additionally, the Board believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities.

The Board delegates the screening process to the directors and the Corporate Governance and Nominating Committee, which receives direct input from other Board members. Potential candidates are identified by recommendations from several sources, including incumbent directors, management, and stockholders.

The Committee employs the same process for evaluating all candidates, including those submitted by stockholders. The Committee initially evaluates the candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the Committee’s initial evaluation is favorable, the Committee, assisted by management, gathers additional data on the candidate’s qualifications, availability, probable level of interest, and any potential conflicts of interest. If the Committee’s subsequent evaluation continues to be favorable, the candidate is contacted by the Chairman of the Board and one or more of the independent directors for direct discussions to determine the mutual levels of interest in pursuing the candidacy. If these discussions are favorable, the Committee makes a final recommendation to the Board to nominate the candidate for election by the stockholders (or to select the candidate to fill a vacancy, as applicable).

Process for Submitting Recommendations and Nominations

Our amended and restated bylaws also permit stockholders eligible to vote at the annual meeting to make nominations for directors, but only if their nominations are made by timely notice in writing to our Secretary. As set forth in the bylaws, a stockholder must notify us in writing, by notice delivered to the attention of our Secretary, of a proposed nominee. For purposes of the annual meeting, notice must be received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s meeting; provided, however, that in the event that the date of the annual meeting is more than 60 days prior to or more than 60 days after such anniversary date, and less than 60 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each stockholder’s notice must contain the following information: (a) as to each nominee, (i) all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) the name, age, business address and residence address of such person, (iii) the principal occupation or employment of such person, and (iv) the class and number of shares of the Company beneficially owned by such person; and (b) as to the stockholder giving notice (i) the name and address, as they appear in the Company’s books, of such stockholder and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder. The candidate must meet the selection criteria described above and must be willing and expressly interested in serving on the Board.

Access to Directors

Stockholders of S1 may communicate with an individual Director or the Board of Directors as a group via U.S. Postal mail directed to: John W. Spiegel, Chairman of the Board, c/o Secretary, S1 Corporation, 705 Westech Drive, Norcross, GA 30092. Please clearly specify in each communication the applicable addressee or addressees you wish to contact. All such communication will be forwarded to the intended Director or Board as a whole.

Directors are encouraged to attend and participate in the annual meeting of stockholders. Messrs. Mahan, Johnson, Smith and Ivester attended last year’s meeting.

Code of Ethics

The Board has adopted a code of conduct that applies to all of our employees (including officers) and directors. These materials are available online at http://investor.s1.com or in paper form upon request to the Company’s Secretary.

Director Compensation

Our non-employee Directors are compensated with cash payments, stock options and restricted stock awards. Cash compensation varies among the non-employee Directors based on the positions held and the number of Board and Committee meetings attended. Directors who are employees receive no additional compensation for serving on the Board or its committees. The table below summarizes the compensation for each of our non-management Directors during 2006.

In the table related to our Director compensation, we are disclosing the values of restricted stock, stock options, and stock appreciation rights in accordance with SFAS 123(R) as required by SEC regulations for fair value as of the grant date. For restricted stock, the fair value per SFAS 123(R) is equal to the closing price of our stock on the date of grant. For stock options and stock appreciation rights, the fair value per SFAS 123(R) is based on certain assumptions which we explain in footnotes 2 and 16 to our financial statements in our Form 10-K. We recognize compensation expense, net of an estimated forfeiture rate, on a straight-line basis over the requisite service period.

2006 Director Compensation

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)	($)	($)	($)

John W. Spiegel(1)	$100,500	$87,480	$31,441	$219,421
Gregory J. Owens(2)	$58,500	$14,580	$31,441	$104,521
Jeffrey C. Smith(2)	$47,250	$14,580	$31,441	$93,271
M. Douglas Ivester(2)	$60,250	$14,580	$31,441	$106,271
Ram Gupta(2)	$55,000	$14,580	$31,441	$101,021
Thomas P. Johnson, Jr.(2)	$72,500	$14,580	$31,441	$118,521

(1)	Mr. Spiegel received 18,000 shares of restricted stock on November 1, 2006 with a fair market value of $87,480 on the date of grant and 15,000 options with an exercise price of $4.86 which was equal to the market value on the date of grant and with a grant date fair value of $31,441. The restricted stock and stock options vest one year from the date of grant. Mr. Spiegel’s fees include his retainer as our Chairman of the Board effective October 2006.

(2)	Messrs. Owens, Smith, Ivester, Gupta and Johnson received 3,000 shares of restricted stock on November 1, 2006 with a market value of $14,580 on the date of grant and 15,000 options with an exercise price of $4.86 which was the market value on the date of grant and with a grant date fair value of $31,441. The restricted stock and stock options vest one year from the date of grant.

We use a combination of cash, restricted stock and stock options to attract and retain qualified candidates to serve on the Board. All directors receive an annual retainer for their overall role. The remaining compensation opportunity varies for each director based on committee memberships and roles, as well as attendance at meetings. Mr. Terino was appointed a Director in April 2007 and thus did not receive any compensation in 2006.

Through September 2006, directors not employed by us earned an annual fee of $20,000 and were entitled to reimbursement of their travel expenses related to attendance of meetings of the Board. Committee Chairpersons received $1,000 per committee meeting and committee members earned $500 per committee meeting. Additionally, directors were eligible to receive stock awards under our 2003 Stock Incentive Plan. Starting in October 2006 and continuing in 2007, we have revised our compensation arrangement for members of our Board of Directors as follows:

•	each non-employee director will receive an annual retainer of $20,000, and Board meeting fees of $2,000 per meeting if held in person and $1,000 per meeting if held by phone,

•	each Committee member will receive Committee meeting fees of $1,500 per meeting if held in person and $1,000 per meeting if held by phone,

•	the Chairman of the Board of Directors will receive a retainer of $150,000 per year,

•	the Chairs of each of the Audit Committee and Strategic Planning Committee will receive an annual retainer of $20,000,

•	the Chairs of the Corporate Governance and Nominating Committee and Compensation Committee will receive an annual retainer of $5,000, and

•	each Board member will be eligible to receive 3,000 shares of restricted stock and options on 15,000 shares of common stock.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our principal executive officer, principal financial officer and the three most highly-compensated executive officers other than the principal executive officer and principal financial officer for 2006. Collectively, these individuals are referred to as our Named Executive Officers or “NEO’s”. We provide here information regarding the overall objectives of our compensation program and each element of compensation that we provide.

Objectives of Our Compensation Program

Our executive compensation policies are designed to provide competitive levels of compensation to assist us in attracting and retaining qualified executives and to encourage superior performance. The goal of our compensation policies is to provide stability and continued strong leadership as we execute our business model and long-term plans. In 2006, we faced a very challenging operating environment marked by a six month process of exploring strategic alternatives. As this process concluded in October 2006, we recognized that it would take significant commitment, dedication and effort to execute our plan to deliver long-term shareholder value with the appropriate sense of urgency. Accordingly, our Compensation Committee reviewed our compensation program with a view toward retaining our executives and rewarding them for managing the Company through this period.

Our Compensation Committee is guided by the following four key principles in determining the compensation of our executive officers:

•	Competition. Compensation should reflect the competitive marketplace, so the Company can attract, retain, and motivate talented executives.

•	Accountability for Business Performance. Compensation should be tied in part to financial performance, so that executives are held accountable through their variable compensation for the performance of the business unit for which they are responsible and for the organization as a whole. We consider various measures of business performance, including contribution margin, revenues, days sales outstanding, and customer satisfaction. Each executive’s variable compensation (non-equity incentives) is tied to the performance of these measures associated with their responsible business unit along with the overall performance of the Company. The metrics used may differ for each executive as each business unit may have a different set of objectives set by management. If these targets are not met, the Compensation Committee may nonetheless use its discretion to award incentives to executives.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance. In determining base salaries and incentives, we consider each officer’s leadership, level of responsibility, prior experience, individual performance over the previous year, as well as the executive’s potential for development and performance in the future. We do not apply formulas or assign these factors specific mathematical weights; instead, we exercise our judgment and discretion.

•	Alignment with Stockholder’s Interests. Compensation should be tied in part to the Company’s stock performance through stock options and other equity awards to align executives’ interests with those of the Company’s stockholders. In determining the total amount to be granted annually to executives, the Committee considers a number of factors, including the amount of unvested stock based equity compensation grants already held by executive officers, dilution, number of shares of common stock outstanding, responsibility level, future potential, and the performance of the Company during the immediately preceding year.

Components of Executive Compensation

Compensation paid to our executive officers in 2006 consisted of the following components: base salary, annual cash incentive awards, long-term incentives (awards of stock options, restricted stock and stock appreciation rights) and participation in our employee benefit plans. Because executive officers are more able to affect the Company’s results, we believe that a larger proportion of their pay should be linked to the Company’s overall performance. As such, we have placed a higher portion of our executive officers’ compensation toward long-term equity awards so that they have a vested interest in the long-term success of our Company. Compensation for mid-level managers and below is mainly comprised of salary and cash incentives. The Company uses outside compensation guides to assist in determining market level compensation and provide direction for the types of compensation such as salary, non-equity incentives, and equity incentives. We compare executive management compensation levels to similarly situated positions in two surveys: the Radford Executive Survey and the Culpepper Executive Survey. We use data comparisons from the business surveys to review technology companies of similar revenue size to evaluate compensation for salaries and cash incentives.

Base Salary.  Base salary is intended to signal the internal value of the position. In establishing the 2006 base salary for each executive officer, the Compensation Committee considered, as appropriate, the nature and scope of each executive’s responsibilities, the executive’s prior compensation and performance in his or her job, the pay levels of similarly situated executives within the Company and comparative market compensation levels. We do not apply formulas or assign these factors specific mathematical weights; instead we exercise judgment and discretion.

Annual Cash Incentive Awards.  Our executives are eligible for annual cash incentives based on the attainment of specific financial and performance objectives. The following table summarizes, for each named executive officer, the target cash incentive awards and the amounts actually earned by each executive officer under their respective compensation plan. The annual cash incentive awards are calculated by comparing actual results achieved versus specific financial targets for, but not limited to, total revenues, days sales outstanding, customer satisfaction, and contribution margin at the business unit level. Additionally, we use Company contribution margin targets for our corporate managers such as our CEO and CFO. Our former CEO, Mr. Mahan, was not eligible for cash incentive awards in 2006.

The incentive payments are subject to downward adjustment for below target results on the measurement factors. Additionally, executives were eligible to increase the cash incentive award up to 200% based on over-achieving financial targets in 2006. We measure our business unit managers at our segment group level of Postilion and Enterprise, as well as at their business unit level for financial goals. In 2006, the incentives earned are the result of executives exceeding their targets related to total revenues and contribution margins which earned them up to 200% of target incentive, or failing to meet their targets thus reducing the payment below 100% of target incentive.

	Segment Group	Business Unit
	Financial	Financial	2006 Target	2006 Cash
	Targets	Targets	Totals	Incentive Earned

Current Executive Officers
Johann J. Dreyer			$162,500	$242,448
John A. Stone			$90,000	$131,227
Meigan Putnam	$40,000	$160,000	$200,000	$281,965
Neil Underwood	$40,000	$160,000	$200,000	$388,994
Jan Kruger		$132,620	$132,620	$110,713
Former Executive Officers
James Mahan			—	—
Matthew Hale			$150,000	$252,701

Long-Term Incentive Compensation.  We use stock-based compensation including stock options, restricted stock and stock appreciation rights to provide long-term incentive compensation. The Compensation Committee endorses the position that stock ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. The purpose of stock-based compensation awards is to provide an opportunity for the recipients to acquire or increase a proprietary interest in us, thereby creating a stronger incentive to expend maximum effort for our long-term growth and success, and encouraging recipients to remain in our employ. Our officers and other full-time employees are eligible for grants under our 2003 Stock Incentive Plan. Grant values for individuals were determined by individual performance and internal relativity. Consistent with the Company’s compensation philosophy, individuals at higher levels received a greater proportion of total pay in the form of equity. During 2006, stock options to purchase 848,869 shares of common stock, 851,824 stock appreciation rights and 68,491 shares of restricted stock were granted to our named executive officers as shown in the table “2006 Grants of Plan-Based Awards.” The Compensation Committee felt that these grants were important to retain and motivate the named executive officers following the conclusion of the process of exploring strategic alternatives and the change in the Company’s Chief Executive Officer in October 2006. The long-term incentives are designed to retain our named executive officers to provide stability and continuity of leadership to the Company. The Board approves the size of the option pool and all grants to our named executive officers in 2006 were approved by the Board or Compensation Committee.

Perquisites.  From time to time we provide executive perquisites that the Compensation Committee believes are reasonably consistent with its overall compensation program and are attractive components of the total pay package in hiring and retaining executives in key positions. These perquisites are described in the footnotes following the “All Other Compensation” table.

Other.  In addition to the compensation paid to executive officers described above, executive officers along with and on the same terms as other employees, may receive certain benefits providing for employee stock purchases, pension or retirement income, 401(k) Plan and matching contributions, employee stock ownership, deferred compensation or medical, prescription, dental, disability, employee life, group life, accidental death or travel accident insurance benefits.

Pension and Non-Qualified Deferred Benefit Arrangements.  We do not provide our named executives officers a defined benefit pension arrangement or a non-qualified deferred compensation arrangement.

Named Executive Officers

CEO Compensation.  The compensation of Mr. Dreyer, our Chief Executive Officer, is based on the terms of the employment agreement between Mr. Dreyer and us and consists of cash compensation in the form of a base salary and incentive awards, and stock-based compensation in the form of stock options and restricted stock awards. The terms of Mr. Dreyer’s employment agreement are described later in this proxy statement. Mr. Dreyer’s employment agreement provides that he will receive a fixed annual salary of $375,000 subject to annual review and an annual performance incentive of $225,000 based on the attainment of certain Company performance targets such as revenue growth and contribution margin. In 2006, Mr. Dreyer’s salary was $234,740 from January 2006 to October 2006; thereafter, his base salary was increased to $375,000 annually. Mr. Dreyer was under two incentive plans in 2006, one as Chief Executive Officer and the other as the former President of Postilion. Mr. Dreyer’s incentive target was calculated based upon ten months as President of Postilion and two months as Chief Executive Officer.

As discussed above, the Company believes that a portion of executive compensation should be closely aligned to both the Company’s and the individual’s performance. In this regard, we awarded Mr. Dreyer stock options which are designed to motivate him to meet the Company’s long-term performance goals. Specifically, in 2006, Mr. Dreyer was awarded options to purchase 450,189 shares of Company common stock at an exercise price of $4.86 per share (the market value on the grant date). One-half of the stock options granted to Mr. Dreyer vest in June 2007 and the remaining options vest in October 2008. Mr. Dreyer was also granted 18,679 shares of restricted stock. One-half of the restricted stock vests in June 2007 and the remaining shares vest in October 2008.

Mr. Dreyer will only realize income from the stock options he received if the market value of our stock appreciates. Accordingly, his compensation related to the stock option grant is directly linked to our performance. We considered this level of pay and option grant appropriate for several reasons, including: the difficult circumstances under which Mr. Dreyer assumed the executive leadership of the Company as its Chief Executive Officer; the need to retain and motivate Mr. Dreyer to lead our plan for creating long-term shareholder value; his prior track record of effective leadership and vision in leading Mosaic and his strategic planning initiatives for positioning us to realize our full potential and to deliver long-term value to our stockholders, customers and employees; and comparable compensation information. In making this determination, the Compensation Committee did not apply formulas or assign any of these factors specific mathematical weights; instead, the Compensation Committee exercised judgment and discretion.

CFO Compensation.  Mr. Stone’s compensation in 2006 consisted of salary of $210,000 and a performance incentive of $131,227. The Committee believes that the level of salary and bonus paid to Mr. Stone are consistent with the level of compensation received by CFO’s of other software and technology companies of a similar size and complexity.

Operating Unit Executives.  Salary and bonus paid to operating unit executives including Meigan Putnam, Jan Kruger and Neil Underwood are set at levels we believe are consistent with market levels of compensation for individuals with similar levels of experience and responsibility in the technology and software industry. In light of the challenging operating environment referred to previously that occurred during 2006, the Committee concluded that it was important to increase the levels of equity-based compensation issued to our operating unit executives in order to retain them, and to provide sufficient incentives and rewards for effectively implementing our strategy over the next two years.

In order to meet these objectives, three types of equity incentives were issued to the operating unit executives: stock options, stock appreciation rights and restricted stock. The grants vest over two years with 50% vesting in October 2007 and the remainder vesting in October 2008. The amount of the equity grants was determined by the Committee in consultation with Mr. Dreyer. The objective of the grants was to offer levels of equity compensation sufficient to ensure retention of these key individuals to the extent reasonably possible.

Internal Revenue Code Section 162(m).  In 1993, the Internal Revenue Code of 1986, was amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. The Compensation Committee considered the deductibility limit for compensation when awarding equity-based compensation beginning in fiscal 1999. Our Amended and Restated 2003 Stock Option Plan contains provisions to allow option grants to qualify for an exemption from that limit.

EXECUTIVE COMPENSATION

The following tables illustrate the compensation earned by our current and former Chief Executive Officers, our former President of Enterprise, our Chief Financial Officer, and our other three most highly compensated executive officers serving in 2006.

In the tables related to our Executive compensation, we are disclosing the values for restricted stock, stock options and stock appreciation rights in accordance with SFAS 123(R) as required by SEC regulations for fair value as of the grant date. For restricted stock, the fair value per SFAS 123(R) is equal to the closing price of our stock on the date of grant. For stock options and stock appreciation rights, the fair value per SFAS 123(R) is based on certain assumptions which we explain in footnotes 2 and 16 to our financial statements in our Form 10-K. We recognize compensation expense, net of an estimated forfeiture rate, on a straight-line basis over the requisite service period.

SUMMARY COMPENSATION TABLE

					Non-Equity
			Stock	Option	Incentive	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)	($)(3)	($)

Current Executive Officers
Johann J. Dreyer	2006	$297,240	$90,780	$943,627	$242,448	$15,051	$1,589,146
Chief Executive Officer and Director(4)
John Stone	2006	$210,000	—	—	$131,227	$10,732	$351,959
Chief Financial Officer
Meigan Putnam	2006	$200,000	$121,043	$1,491,113	$281,965	$28,713	$2,122,834
Senior Vice President
Jan Kruger	2006	$255,400	$60,522	$853,995	$110,713	$19,623	$1,300,253
President of Postilion
Neil Underwood	2006	$200,000	$60,522	$745,557	$388,994	$12,136	$1,407,209
Senior Vice President
Former Executive Officers
James S. Mahan	2006	$323,609	—	—	—	$1,071,627	$1,395,236
Past Chief Executive Officer and Chairman of the Board(5)
Matthew Hale	2006	$263,698	—	—	$252,701	$67,633	$584,032
Past President of Enterprise and Past Chief Financial Officer(6)

(1)	Stock awards consist of restricted stock grants. Vesting dates of the grants are disclosed in Table “2006 Outstanding Equity Awards at Fiscal Year-End”.

(2)	Option awards include issuance of common stock options and stock appreciation rights. All options and stock appreciation rights have an exercise price equal to or greater than the fair market value of the option at the date of grant. With respect to options and stock appreciation rights granted to Named Executive Officers during 2006, the options and stock appreciation rights were considered granted and the measurement date determined on the day the Board of Directors approved the grants. Vesting dates are disclosed in Table “2006 Outstanding Equity Awards at Fiscal Year-End”.

(3)	The table on the following page with the caption “All Other Compensation” shows the components of this column.

(4)	Mr. Dreyer’s salary was $234,740 from January 2006 to October 2006; thereafter his base salary was increased to $375,000 annually.

(5)	Mr. Mahan retired effective October 20, 2006.

(6)	Mr. Hale resigned effective December 1, 2006. Mr. Hale was our Chief Financial Officer until February 2006.

Other Executive Compensation

The components of All Other Compensation amounts presented in the Summary Compensation Table are detailed in the following table.

All Other Compensation

				Company
		Perquisites		Contributions
		and Other		to Retirement	Severance
		Personal	Insurance	and	Payments /
		Benefits	Premiums	401(k) Plans	Accruals	Total
Name	Year	($)	($)(4)	($)	($)	($)

Current Executive Officers
Johann J. Dreyer	2006	—	$10,651	$4,400	—	$15,051
John A. Stone	2006	—	$10,557	$175	—	$10,732
Meigan Putnam(1)	2006	$20,000	$4,313	$4,400	—	$28,713
Jan Kruger	2006	—	$2,338	$17,285	—	$19,623
Neil Underwood	2006	—	$10,041	$2,095	—	$12,136
Former Executive Officers
James S. Mahan(2)	2006	$250,417	$6,480	$2,000	$812,730	$1,071,627
Matthew Hale(3)	2006	$30,000	$10,233	$4,400	$23,000	$67,633

(1)	We agreed to reimburse Ms. Putnam $20,000 for a golf club initiation fee.

(2)	Mr. Mahan retired effective October 20, 2006. In connection with his retirement, Mr. Mahan and the Company entered into a separation agreement. Under the terms of his agreement he is entitled to receive separation payments totaling $800,000. He is also entitled to reimbursement of costs incurred to continue his major medical, long-term disability and group life insurance for a period of 24 months following his departure. The amount of such benefits included in the severance amount presented above is $12,730. In July 2005, Mr. Mahan was appointed Chief Executive Officer. In connection with this appointment, we provided Mr. Mahan a commuter allowance in lieu of relocation reimbursement. We agreed to reimburse Mr. Mahan up to $500,000 for expenses incurred during the time he served as Chief Executive Officer. During 2006, we reimbursed Mr. Mahan $250,417 under this agreement.

(3)	Mr. Hale resigned effective December 1, 2006. In connection with his resignation, Mr. Hale and the Company entered into a separation agreement. Under the terms of his agreement, Mr. Hale was engaged to provide consulting services to us from the time of his termination to January 31, 2007 in exchange for compensation of $23,000 which was paid in December 2006. We also agreed to reimburse him $30,000 for a golf initiation fee.

(4)	The amounts in this column reflect health care and life insurance premiums.

Grants of Plan-Based Awards to Executives

The following table summarizes the non-equity incentive plan awards, restricted stock, stock appreciation rights and stock options issued to our named executive officers during 2006.

2006 GRANTS OF PLAN-BASED AWARDS TABLE

				All Other	All Other
		Estimated Future Payouts		Stock Awards:	Option Awards:		Grant Date
		Under Non-Equity		Number of	Number of	Exercise or	Fair
		Incentive		Shares of	Securities	Base Price	Value of Stock
		Plan Awards(1)		Stock or	Underlying	of Option	and Option
	Grant	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	(#)(8)	(#)(9)	($/Sh)	($)

Current Executive Officers
Johann J. Dreyer(2)(3)	11/1/2006	$162,500	$325,000		450,189	$4.86	$943,627
	11/1/2006			18,679		$4.86	$90,780
John A. Stone		$90,000	$180,000
Meigan Putnam(4)	11/1/2006	$200,000	$400,000		174,340	$4.86	$365,428
	11/1/2006			24,906		$4.86	$121,043
	11/1/2006			425,912		$4.86	$1,125,685
Jan Kruger(5)	2/16/2006	$132,620	$265,240		37,781	$4.26	$81,938
	2/16/2006				12,219	$4.26	$26,500
	11/1/2006				87,170	$4.86	$182,714
	11/1/2006			12,453		$4.86	$60,522
	11/1/2006			212,956		$4.86	$562,843
Neil Underwood(6)	11/1/2006	$200,000	$400,000		87,170	$4.86	$182,714
	11/1/2006			12,453		$4.86	60,522
	11/1/2006			212,956		$4.86	$562,843
Former Executive Officers
James S. Mahan(7)		—	—
Matthew Hale		$150,000	$300,000

(1)	Amounts shown as estimated future payments under non-equity incentive plan awards are the target and maximum cash incentive each employee was eligible to receive under their respective 2006 plan. There were no threshold amounts for incentive awards. The actual amounts earned by each executive under the 2006 plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Mr. Dreyer’s incentive plan awards are calculated on a pro rata basis for 2006. Mr. Dreyer was under two incentive plans in 2006, one as Chief Executive Officer and the other as the former President of Postilion. Mr. Dreyer’s incentive target was calculated based upon ten months as President of Postilion and two months as Chief Executive Officer.

(3)	Mr. Dreyer received options to purchase 450,189 shares of common stock with an exercise price of $4.86 per share on November 1, 2006. One-half of the options vest in June 2007 and the remaining options vest in October 2008. The option exercise price was equal to the closing market price of our common stock on the date of grant. Mr. Dreyer also received 18,679 shares of restricted stock on November 1, 2006. One-half of the shares of restricted stock issued to Mr. Dreyer vest in June 2007 and the remaining shares vest in October 2008.

(4)	Ms. Putnam received stock appreciation rights on 425,912 shares, 24,906 shares of restricted stock and options to purchase 174,340 shares of common stock on November 1, 2006. The exercise price for the stock options and the base price for the stock appreciation rights was $4.86 which was equal to the closing market price of our common stock on the date of grant. The stock options, stock appreciation rights and restricted stock vest over two years with 50% vesting in October 2007 and the remaining 50% vesting in October 2008.

(5)	Mr. Kruger received options to purchase 50,000 shares of common stock on February 16, 2006, relating to his compensation review from 2005. The exercise price for the options issued on February 16, 2006 of $4.26 per share was equal to the closing market price of our common stock on the date of grant. In November 2006, 25% of the stock options vested with the remaining stock options vesting 25% in November 2007, 25% in November 2008 and 25% in November 2009. On November 1, 2006, Mr. Kruger received stock appreciation rights on 212,956 shares, 12,453 shares of restricted stock and options to purchase 87,170 shares of common stock. The exercise price for the stock options and the base price for the stock appreciation rights was $4.86 which was equal to the closing market price of our common stock on the date of grant. The stock options, stock appreciation rights and restricted stock vest over two years with 50% vesting in October 2007 and the remaining 50% vesting in October 2008.

(6)	Mr. Underwood received stock appreciation rights on 212,956 shares, 12,453 shares of restricted stock and options to purchase 87,170 shares of common stock on November 1, 2006. The exercise price for the stock options and the base price for the stock appreciation rights was $4.86 which was equal to the closing market price of our common stock on the date of grant. The stock options, stock appreciation rights and restricted stock vest over two years with 50% vesting in October 2007 and the remaining 50% vesting in October 2008.

(7)	Mr. Mahan was not eligible for a non-equity incentive plan award.

(8)	During 2006, our named executive officers were granted 851,824 stock appreciation rights and 68,491 shares of restricted stock.

(9)	During 2006, our named executive officers were granted 848,869 shares of common stock.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below summarizes equity awards held by our named executive officers on December 31, 2006. Option awards consist of stock options and stock appreciation rights. Stock awards consist of restricted stock.

	Option Awards				Stock Awards
					Number of	Market
					Shares or	Value of
	Number of	Number of			Units of	Shares or
	Securities	Securities			Stock	Units of
	Underlying	Underlying	Option		That	Stock That
	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not
	Options	Options	Price	Expiration	Vested	Vested
	(#)	(#)	($)	Date	(#)	($)(1)
	Exercisable	Unexercisable

Current Executive Officers
Johann J. Dreyer(2)		75,000	$8.97	12/24/2014
	37,500	112,500	$4.15	11/8/2015
		450,189	$4.86	11/1/2016
					18,679	$102,921
John A. Stone(3)	25,000	25,000	$9.43	6/18/2014
	31,250	93,750	$4.15	11/8/2015
Meigan Putnam(4)	60,000		$8.45	5/9/2011
	20,000	20,000	$8.42	5/18/2014
	37,500	112,500	$4.15	11/8/2015
		174,340	$4.86	11/1/2016
		425,912	$4.86	11/1/2016
					24,906	$137,232

	Option Awards				Stock Awards
					Number of	Market
					Shares or	Value of
	Number of	Number of			Units of	Shares or
	Securities	Securities			Stock	Units of
	Underlying	Underlying	Option		That	Stock That
	Unexercised	Unexercised	Exercise	Option	Have Not	Have Not
	Options	Options	Price	Expiration	Vested	Vested
	(#)	(#)	($)	Date	(#)	($)(1)
	Exercisable	Unexercisable

Jan Kruger(5)	7,500	22,500	$7.02	3/16/2015
	9,445	28,336	$4.26	2/16/2016
	3,054	9,165	$4.26	2/16/2016
		87,170	$4.86	11/1/2016
		212,956	$4.86	11/1/2016
					12,453	$68,616
Neil Underwood(6)	40,000		$10.55	11/21/2011
	5,000		$5.30	8/25/2012
	5,250	1,750	$3.57	8/11/2013
	2,000	2,000	$8.07	4/19/2014
	37,500	112,500	$4.15	11/8/2015
		87,170	$4.86	11/1/2016
		212,956	$4.86	11/1/2016
					12,453	$68,616
Former Executive Officers
James S. Mahan	400,000		$15.25	10/20/2007
	500,000		$8.06	10/20/2007
	750,000		$18.16	10/20/2007
	300,000		$14.35	10/20/2007
	100,000		$8.07	10/20/2007

Matthew Hale	7,347		$4.68	12/1/2007
	25,000		$10.99	12/1/2007
	120,000		$15.29	12/1/2007
	44,500		$8.07	12/1/2007
	50,000		$4.15	12/1/2007

(1)	Based on the market closing price of $5.51 per share on December 29, 2006.

(2)	Mr. Dreyer’s 75,000 stock options expiring in December 2014 will vest in December 2007. The 112,500 stock options expiring in November 2015 will vest over the next three years with one third vesting in November 2007, one third vesting in November 2008, and the remaining one third vesting in November 2009. The 450,189 stock options expiring in November 2016 and the 18,679 restricted stock will vest 50% in June 2007 and the remaining 50% will vest in October 2008.

(3)	One-half of Mr. Stone’s 25,000 stock options expiring in June 2014 will vest in June 2007 and the remaining stock options will vest in June 2008. The 93,750 stock options expiring in November 2015 vest over the next three years with one third vesting in November 2007, one third vesting in November 2008 and the remaining one third vesting in November 2009.

(4)	One-half of Ms. Putnam’s 20,000 stock options expiring in May 2014 will vest in May 2007 and the remaining stock options will vest in May 2008. The 112,500 stock options expiring in November 2015 vest over the next three years with one third vesting in November 2007, one third vesting in November 2008, and the remaining one third vesting in November 2009. The 174,340 stock options expiring in

November 2016, the 425,912 stock appreciation rights expiring November 2016, and the 24,906 restricted stock will vest 50% in October 2007 and the remaining 50% will vest in October 2008.

(5)	Mr. Kruger’s 22,500 stock options expiring in March 2015 vested one third in March 2007, one third will vest in March 2008 and the remaining one third will vest in March 2009. The 28,336 stock options and the 9,165 stock options both expiring in February 2016 will vest one third in November 2007, one third will vest in November 2008 and the remaining one third will vest in November 2009. The 87,170 stock options expiring in November 2016, the 212,956 stock appreciation rights expiring in November 2016, and the 12,453 restricted stock will vest 50% in October 2007 and the remaining 50% will vest in October 2008.

(6)	Mr. Underwood’s 1,750 stock options expiring in August 2013 vest in August 2007. The 2,000 stock options expiring April 2014 will vest 50% in April 2007 and the remaining 50% will vest in April 2008. The 112,500 stock options expiring in November 2015 vest over the next three years with one third vesting in November 2007, one third vesting in November 2008, and the remaining one third vesting in November 2009. The 87,170 stock options expiring in November 2016, the 212,956 stock appreciation rights expiring in November 2016, and the 12,453 restricted stock will vest 50% in October 2007 and the remaining 50% will vest in October 2008.

2006 OPTION EXERCISES AND STOCK VESTED TABLE

The table below summarizes options exercised during 2006 and the value realized on the exercise of those options. No shares were acquired as a result of stock awards vesting.

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise(1)
Name	(#)	($)

Current Executive Officers
Johann J. Dreyer	—	—
John A. Stone	—	—
Meigan Putnam	—	—
Jan Kruger	—	—
Neil Underwood	—	—
Former Executive Officers
James S. Mahan	130,000	$134,297
Matthew Hale	237,153	$229,530

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

Employment Agreements

As of December 31, 2006, the Company had entered into employment agreements with Johann Dreyer, our Chief Executive Officer; Meigan Putnam, our Senior Vice President; Jan Kruger, our President of Postilion; and Neil Underwood, our Senior Vice President. We had also entered into a severance agreement with John Stone, our Chief Financial Officer that addresses certain terms and conditions in the event Mr. Stone’s employment is terminated without cause. In addition to our current executives, the Company is party to separation agreements with its former Chief Executive Officer, James S. Mahan, its former President of Enterprise, Matthew Hale, and its former Chief Executive Officer, Jaime W. Ellertson. These agreements are described in further detail below.

Employment Agreement with Johann J. Dreyer

In connection with his appointment as Chief Executive Officer of S1, we entered into an employment agreement with Johann Dreyer on December 18, 2006. The initial term of the agreement is three years and it is subject to annual 12 month renewals on each anniversary of the execution of the agreement unless 90 days notice of intent not to renew is given by either party. Under the terms of the employment agreement, Mr. Dreyer is entitled to an annual base salary of $375,000 and an annual bonus of up to $225,000 based on the attainment of specific performance targets. In the event that the performance targets are not achieved in full, the bonus payment may be correspondingly reduced. Mr. Dreyer’s base salary is subject to annual review and may be increased at the discretion of the Board.

We may grant Mr. Dreyer options to purchase shares of our common stock in accordance with the terms of our stock option plans and we may grant Mr. Dreyer other stock awards. If we terminate Mr. Dreyer’s employment without cause during the term of his employment agreement or if he resigns with good reason, all of his unvested options will immediately vest effective on the date of termination if such termination occurs within two years after a change in control. If a change of control has not occurred, then all options scheduled to vest within 24 months of the date of termination will immediately vest effective on the date of termination. Additionally, Mr. Dreyer is entitled to receive a cash payment equal to one year of his then current annual salary payable over one year, an annual bonus equal to the average of the prior three years bonus and continued participation in the Company’s medical benefit plan for 12 months. Pursuant to the terms of Mr. Dreyer’s November 2006 grants, if we terminate his employment without cause or if he resigns with good reason, 50% of the November 2006 grants will vest if the termination date is on or prior to June 30, 2007 and 100% would vest if the termination date is after such date.

Employment Agreement with Meigan Putnam

We entered into an employment agreement with Ms. Putnam in December 2006. The employment agreement is for a three-year term and is subject to annual renewals for a period of 12 months unless either party gives 90 days notice of an intention not to renew. Under the terms of the agreement, Ms. Putnam receives an annual salary of $200,000 and is eligible to receive a target annual bonus amount of $200,000. We have also agreed to reimburse Ms. Putnam for her golf club initiation fee of $20,000. In the event of termination without cause or resignation for good reason, Ms. Putnam is entitled to receive a cash payment equal to one year of her then current annual salary payable over one year, a one time payment equal to the average of the prior three years bonus and continued participation in the Company’s medical benefit plan for 12 months. Additionally, all unvested options will immediately vest effective on the date of termination if such termination occurs within two years after a change in control. If a change of control has not occurred, then all options scheduled to vest within 24 months of the date of termination will immediately vest effective on the date of termination. Pursuant to the terms of Ms. Putnam’s November 2006 grants, if we terminate her employment without cause or if she resigns with good reason, 50% of the November 2006 grants will vest if the termination date is on or prior to October 30, 2007 and 100% would vest if the termination date is after such date.

Employment Agreement with Neil Underwood

We entered into an employment agreement with Mr. Underwood in December 2006. The employment agreement is for a three-year term and is subject to annual renewals for a period of 12 months unless either party gives 90 days notice of an intention not to renew. Under the terms of the agreement, Mr. Underwood receives an annual salary of $200,000 and is eligible to receive a target annual bonus amount of $200,000. In the event of termination without cause or resignation for good reason, Mr. Underwood is entitled to receive a cash payment equal to one year of his then current annual salary payable over one year and continued participation in the Company’s medical benefit plan for 12 months. Additionally, all unvested options will immediately vest effective on the date of termination if such termination occurs within two years after a change in control. Pursuant to the terms of Mr. Underwood’s November 2006 grants, if we terminate his employment without cause or if he resigns with good reason, 50% of the November 2006 grants will vest if the termination date is on or prior to October 30, 2007 and 100% would vest if the termination date is after such date.

Employment Agreement with Jan Kruger

As of December 31, 2006, Jan Kruger was employed by S1 pursuant to an agreement he signed when he joined Mosaic in 2001. Under the terms of his agreement, Mr. Kruger receives an annual salary of $255,400 and is eligible to receive a target annual bonus amount of $132,620. In the event of termination without cause or resignation for good reason within one year after a change in control, Mr. Kruger is entitled to receive a cash payment equal to one year of his then current annual salary payable over one year and continued participation in the Company’s medical benefit plan for 12 months. Pursuant to the terms of Mr. Kruger’s November 2006 grants, if we terminate his employment without cause or if he resigns with good reason, 50% of the November 2006 grants will vest if the termination date is on or prior to October 30, 2007 and 100% would vest if the termination date is after such date.

Severance Agreement with John A. Stone

On November 30, 2006 we entered into an agreement with John Stone, Chief Financial Officer of the Company, pursuant to which we will pay Mr. Stone severance payments equal to 12 months of base salary in the event he is terminated by the Company without cause and reimburse his COBRA premiums under our major medical group health plan for a period of 12 months.

Separation Agreements with Former Executives

James S. Mahan, III served as our Chief Executive Officer from July 2005 until October 2006. At that time, his employment was terminated and we entered into a separation agreement with him. Under the terms of the separation agreement, Mr. Mahan will receive payments totaling $800,000. The first payment of $200,000 will occur six months after the date of separation. The remainder will be paid in 36 semi-monthly payments of $16,667. The Company will also reimburse Mr. Mahan for the payment of his COBRA premiums, life insurance cost and long-term disability cost for a period of 24 months. Mr. Mahan’s options that would have otherwise become fully vested within the next 24 months had he remained employed by the Company, immediately vested and became exercisable. The Company also agreed to repurchase all shares of Company common stock beneficially owned by Mr. Mahan, however, he instead sold his shares in the open market.

Matt Hale served as President of the Company’s Enterprise segment until his resignation in December 2006. In connection with his resignation, we agreed to pay Mr. Hale $23,000 for consulting services performed in December 2006 and any unpaid bonus earned in 2006. Additionally, we agreed to reimburse Mr. Hale for his golf club initiation fee of $30,000.

Jaime W. Ellertson served as our Chief Executive Officer from November 2000 until July 2005. At that time, his employment agreement was terminated. In connection with Mr. Ellertson’s termination, he was entitled to continued salary of $600,000 and benefits for 24 months after his termination. Additionally, we agreed to pay Mr. Ellertson an annual bonus of $233,687 during such 24-month period which was equal to the average annual bonus paid to him during the preceding 36 months. During 2006, Mr. Ellertson received payments of $853,846 under this arrangement. Remaining payments under the arrangement as of December 31, 2006 total $597,208 which will be paid in 2007. Additionally, we accelerated vesting on 392,277 stock options previously granted to Mr. Ellertson. During 2006, Mr. Ellertson exercised 344,000 stock options. The total value realized upon exercise was $355,283.

In addition, if any payment or distribution by us (including accelerated vesting of stock options) would constitute an excess parachute payment under the Internal Revenue Code, as amended, we will make a “gross-up” payment, in an amount, after taxes, sufficient to pay the excise tax that is imposed on excess parachute payments so that, after paying the excise tax, Mr. Ellertson would receive a net after-tax amount that is the same as the amount he would have received if no excise tax had been imposed. We have not made any such gross-up payments and we do not anticipate making any in the future.

Agreements with Other Employees

In 2006, the Board of Directors, upon the recommendation of the Compensation Committee, approved and adopted an employee change of control severance plan (the “Plan”) which will expire in May 2008. Under the Plan, executive officers without employment agreements are entitled to 12 months of severance pay and 12 months of continued health benefits in the event they are constructively terminated within one year following a change in control of the Company. Mr. Kruger is the only named executive officer who has an employment agreement with us who is eligible to participate in this Plan. We expect to enter into an employment agreement in 2007 with Mr. Kruger similar in nature to our other senior executives.

Potential Payments on Termination or Change in Control

Except as specified herein, our named executive officers are entitled to compensation and/or vesting of stock options in case of (i) termination by the Company without cause or by the executive with good reason, (ii) termination by the Company within two years after a change in control without cause or by the executive with good reason, or (iii) a change in control. These terms are defined as follows:

• “Cause” means (i) the conviction of a felony or a crime involving moral turpitude (excluding a traffic violation not involving any period of incarceration) or the willful commission of any other act or omission involving dishonesty or fraud with respect to, and materially adversely affecting the business affairs of, the Company or any of its subsidiaries or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its subsidiaries into substantial public disgrace or disrepute that causes substantial and material injury to the business and operations of the Company or such subsidiary, (iii) substantial and repeated failure to perform duties of the office held by the executive as reasonably directed by the Company (other than any such failure resulting from the executive’s incapacity due to injury or illness), and such failure is not cured within 30 days after the executive receives written notice thereof from the Company that specifically identifies the manner in which the Company believes the executive has not substantially performed his duties, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries that causes substantial and material injury to the business and operations of the Company or such subsidiary or (v) any material breach of the Confidentiality, Non-Disclosure and Non-Solicitation Agreement with the Company. For purposes of this provision, no act or failure to act, on the part of the executive, shall be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of the Company.

• “Good Reason” means (i) the Company’s failure to perform or observe any of the material terms or provisions of the executive’s employment agreement, and the continued failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; (ii) a material reduction in the scope of the executive’s duties (including, without limitation, any merger, consolidation, reorganization, sale of stock or assets or other transaction that results in the executive reporting to anyone in a position having less authority than the person to whom the executive reported immediately before such transaction, or any failure of the parent corporation of any controlled group of corporations that includes the Company, if the Company is not such parent corporation, to offer to the executive a position with such parent corporation involving the same or substantially equivalent duties as the executive’s position with the Company under this Agreement) without his written consent; (iii) any requirement by the Company without the written consent of the executive that the executive relocate to a place more than 50 miles from Atlanta, Georgia to perform his duties hereunder; or (iv) the failure of the Company to obtain the assumption of the Company’s obligations under this Agreement by a successor. Additionally, Ms. Putnam’s employment agreement provides that Good Reason includes the occurrence of a change in control if she provides at least a six month’s notice to leave within thirty days after the change in control and the Company does not terminate her within the six month notice period.

• “Change in Control” means the earliest to occur of the following: (i) any person (other than a corporation (a “Holding Company”) all of the common stock of which is owned, immediately after the transaction, by persons who owned more than 50 percent of the voting shares of the Company immediately before the transaction) becomes the beneficial owner of 50 percent or more of the total number of voting shares of the Company; (ii) any person (other than the persons named as proxies solicited on behalf of the Board) holds revocable or irrevocable proxies, as to the election or removal of two or more directors of the Company, for more than 50 percent of the total number of voting shares of the Company; (iii) any person (other than a Holding Company) has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of more than 50 percent of the total number of voting shares of the Company; (iv) there is a sale or other transfer of all or substantially all of the assets of the Company other than to a Holding Company or a corporation controlled by the Company or (v) as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease to constitute at least a majority of the Board or any successor corporation. In the event that the Company (or any successor entity) becomes a subsidiary of a Holding Company, references to the Company in the preceding sentence shall be deemed to be references to the Holding Company. Notwithstanding the foregoing, a “change in control” will not be deemed to have occurred under clauses (ii) or (iii) above if within 30 days of such action, the Board (by a two-thirds affirmative vote of the directors in office before such action occurred) makes a determination that such action does not and is not likely to constitute a change in control of the Company. For purposes of this definition, a “person” includes an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint-stock company, or similar organization or group acting in concert. A person for these purposes shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Termination by the Company without cause or by executive with good reason.  The named executive officers are eligible for payments and/or vesting of equity awards if terminated by the Company without cause or by the executive with good reason as stated in their employment or equity award agreements. If they are eligible for payments and/or vesting, the agreements provide for (i) severance equal to base salary as of the termination date paid over 12 months, (ii) cash incentive equal to the average annual incentive paid in the previous 36 months before termination payable at the time the incentive would have been due if still employed, (iii) health benefits coverage over 12 months and, (iv) vesting of equity awards that would have vested if the executive remained employed by the Company during the 24 months immediately following the termination date, and for the November 2006 grants, 50% of the equity awards would vest if the termination date is on or prior to October 30, 2007 and 100% would vest if the termination date is after such date, except for Mr. Dreyer’s November 2006 equity awards which provide that 50% would vest if the termination date is on or prior to June 30, 2007 and 100% would vest if the termination date is after such date. We have used December 31, 2006 as the measurement date for calculating the potential payments or fair value of vesting of equity awards.

		Cash	Health	Options	Stock
Name	Severance	Incentives(1)	Benefits	Awards(3)	Awards(3)	Total

Johann J. Dreyer	$375,000	$196,200	$12,730	$1,629,944	$19,576	$2,233,450
John A. Stone(2)	$210,000	—	$12,730	—	—	$222,730
Meigan Putnam	$200,000	$257,400	$12,730	$921,002	$26,102	$1,417,234
Jan Kruger	—	—	—	$314,542	$13,051	$327,593
Neil Underwood	$200,000	—	$12,730	$314,542	$13,051	$540,323

(1)	Messrs. Kruger and Underwood are not eligible for cash incentive payments as a result of termination by the Company without cause or by the executive with good reason.

(2)	Mr. Stone’s separation agreement is only for termination without cause. He is not eligible for cash incentive payments as a result of termination by the Company without cause.

(3)	Fair value per SFAS 123(R) of stock options that would vest. Messrs. Stone, Kruger, and Underwood are not eligible for vesting as a result of termination by the Company without cause or by the executive with good reason, except for Messrs. Kruger’s and Underwood’s November 2006 grants.

Termination by the Company within two years after a change in control without cause or by executive with good reason.  The named executive officers are eligible for payments or vesting of equity awards if terminated by the Company within two years after a change in control. If they are eligible for payments and/or vesting, the agreements provide for (i) severance equal to base salary as of the termination date paid over 12 months, (ii) cash incentive equal to the average annual incentive paid in the previous 36 months before termination payable at the time the incentive would have been due if still employed, (iii) health benefits coverage over 12 months, and (iv) vesting of equity awards, excluding the November 2006 grants, that would have vested if the executive remained employed by the Company will become fully vested as of the termination date, and for the November 2006 grants, 50% of the equity awards would vest if the termination date is on or prior to October 30, 2007 and 100% would vest if the termination date is after such date, except for Mr. Dreyer’s November 2006 equity awards which provide that 50% would vest if the termination date is on or prior to June 30, 2007 and 100% would vest if the termination date is after such date. We have used December 31, 2006 as the measurement date for calculating the potential payments or fair value of vesting equity awards.

		Cash	Health	Options	Stock
Name	Severance	Incentives(1)	Benefits	Awards(3)	Awards(3)	Total

Johann J. Dreyer	$375,000	$196,200	$12,730	$1,709,103	$19,576	$2,312,609
John A. Stone	$210,000	—	$12,730	—	—	$222,730
Meigan Putnam	$200,000	$257,400	$12,730	$1,000,161	$26,102	$1,496,393
Jan Kruger	$255,400	—	$12,730	$314,542	$13,051	$595,723
Neil Underwood(2)	$200,000	—	$12,730	$661,103	$13,051	$886,884

(1)	Messrs. Stone’s and Kruger’s termination must be within 12 months after a change in control. They are not eligible for cash incentive payments as a result of termination by the Company without cause or by the executive with good reason.

(2)	Mr. Underwood is not eligible for cash incentive payments as a result of termination by the Company within two years after a change in control without cause or by the executive with good reason.

(3)	Fair value per SFAS 123(R) of stock options that would vest. Messrs. Stone and Kruger are not eligible for vesting as a result of termination by the Company within two years after a change in control without cause or by the executive with good reason, except for Mr. Kruger’s November 2006 grants.

Change in control without termination.  Of our named executive officers, only Mr. Dreyer has an agreement in place that is triggered solely by a change in control. The agreement provides for his unvested stock option awards to vest as of the day of the change in control in accordance with the following formula.

•	2/3 of Unvested Stock Options multiplied by (Months since most recent vesting date) divided by (Months from the most recent vesting date through date that option is fully vested)

We have used December 31, 2006 as the measurement date for calculating the potential fair value of vested stock options of $348,310. Additionally, so long as Mr. Dreyer is continuously employed, the remaining unvested stock options will vest monthly in accordance with the same formula until all options are vested.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2006, the Compensation Committee of the Board of Directors was composed of Mr. Ivester, who is the Chairman, and Messrs. Owens and Johnson. No member of the Compensation Committee was an officer or employee of the Company or any subsidiary of the Company during fiscal year 2006. There are no interlock relationships as defined in the applicable SEC rules.

Transactions with Management and Related Parties

We recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than our best interests and our stockholders. We review potential related party transactions. Any related party transaction must be reported to the General Counsel and may be consummated or may continue only if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, or if the transaction involves compensation, that has been approved by our Compensation Committee. This policy is reflected in our Code of Ethics and is reviewed by the Audit Committee annually. Our Chief Financial Officer reviews potential related parties annually to determine if a reportable related party transaction exists and should be disclosed in our Form 10-K and reports findings to our Board.

As a result of our sale of VerticalOne to Yodlee in January 2001, we own approximately 21% of Yodlee at December 31, 2006. James S. Mahan III, who was previously our Chief Executive Officer and Chairman of our Board of Directors, was a Director of Yodlee. After his retirement, Ram Gupta, who serves as one of our Directors, replaced Mr. Mahan on Yodlee’s Board. Under the terms of an OEM agreement with Yodlee, we are a non-exclusive reseller of Yodlee’s aggregation service. Further details of the agreement are discussed in footnote 19 to our financial statements in our Form 10-K.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. The Compensation Committee recommended to the Board of Directors that the Compensation and Discussion and Analysis be included in the proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into the Company’s Form 10-K for 2006.

Compensation Committee

M. Douglas Ivester (Chairman)
Thomas P. Johnson
Gregory J. Owens

Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of ownership of our equity securities and to file subsequent reports when there are changes in their ownership. Based on a review of reports submitted to us, we believe that during the fiscal years ended December 31, 2005 and 2006; all Section 16(a) filing requirements applicable to our directors, officers and more than 10% owners were complied with on a timely basis.

Stock Owned by Management and Directors

The following table presents information known to us regarding the beneficial ownership of our common stock as of April 6, 2007 by each of our named executive officers and directors and by all of our directors and named executive officers as a group. At April 6, 2007, there were 61,628,995 shares of our common stock issued and outstanding. All information as to beneficial ownership has been provided to us by the directors and named executive officers, and unless otherwise indicated, each of the directors and named executive officers has sole voting and investment power over all of the shares that they beneficially own. The address of each director and executive officer is c/o S1 Corporation, 705 Westech Drive, Norcross, Georgia 30092.

			Percent of
	Number of Shares and		Common
	Nature of Beneficial		Stock
Name	Ownership(a)		Outstanding

Directors
Johann J. Dreyer	56,179	(b)	*
John W. Spiegel	78,200	(c)	*
Ram Gupta	28,000	(d)	*
M. Douglas Ivester	323,000	(e)	*
Thomas P. Johnson, Jr.	33,000	(f)	*
Gregory J. Owens	98,000	(g)	*
Jeffrey C. Smith	6,473,098	(h)	10.50%
Executive Officers
John Stone	56,250	(i)	*
Meigan Putnam	152,406	(j)	*
Jan Kruger	39,952	(k)	*
Neil Underwood	103,203	(l)	*
All directors and executive officers as a group (11 persons)	7,441,288	(m)	12.07%

*	Less than one percent

(a)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from April 6, 2007. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(b)	The share ownership of Mr. Dreyer includes 18,679 shares of restricted stock and 37,500 shares of Common Stock issuable upon the exercise of stock options.

(c)	The share ownership of Mr. Spiegel includes 18,000 shares of restricted stock, 55,000 shares of Common Stock issuable upon the exercise of stock options, 5,000 shares owned directly by Mr. Spiegel and 200 shares owned by his wife.

(d)	The share ownership of Mr. Gupta includes 3,000 shares of restricted stock and 25,000 shares of Common Stock issuable upon the exercise of stock options.

(e)	The share ownership of Mr. Ivester includes 3,000 shares of restricted stock, 120,000 shares of Common Stock issuable upon the exercise of stock options and 200,000 shares owned directly by Mr. Ivester.

(f)	The share ownership of Mr. Johnson includes 3,000 shares of restricted stock and 30,000 shares of Common Stock issuable upon the exercise of stock options.

(g)	The share ownership of Mr. Owens includes 3,000 shares of restricted stock and 95,000 shares of Common Stock issuable upon the exercise of stock options.

(h)	The share ownership of Mr. Smith consists of 3,000 shares of restricted stock held directly by him, 1,072,181 shares held by Parche, LLC (“Parche”), 33,055 shares held by Ramius Fund III, Ltd. (“Ramius

Fund”), 569,905 shares held by Ramius Master Fund, Ltd. (“Ramius Master Fund”), 128,674 shares held by RCG Ambrose Master Fund, Ltd. (“Ambrose”), 133,919 shares held by RCG Halifax Fund, Ltd. (“Halifax”) and 4,532,364 shares held by Starboard Value and Opportunity Master Fund (“Starboard”). Mr. Smith is a Partner of Ramius Capital Group, L.L.C. (“Ramius”), which indirectly owns each of Parche, Ramius Fund, Ramius Master Fund, Ambrose, Halifax and Starboard. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares.

(i)	The share ownership of Mr. Stone consists of 56,250 shares of Common Stock issuable upon the exercise of stock options.

(j)	The share ownership of Ms. Putnam includes 24,906 shares of restricted stock and 127,500 shares of Common Stock issuable upon the exercise of stock options.

(k)	The share ownership of Mr. Kruger includes 12,453 shares of restricted stock and 27,499 shares of Common Stock issuable upon the exercise of stock options.

(l)	The share ownership of Mr. Underwood includes 12,453 shares of restricted stock and 90,750 shares of Common Stock issuable upon the exercise of stock options.

(m)	Includes 664,499 shares of Common Stock issuable upon the exercise of stock options.

Principal Stockholders

The following table presents information known to us regarding the beneficial ownership of our common stock as of April 6, 2007 by each person believed by management to be the beneficial owner of more than 5% of our outstanding common stock.

	Number of Common
	Shares and Nature of		Percent of Common
Name and Address of Beneficial Owner	Beneficial Ownership(a)		Stock Outstanding

Ramius Capital Group, LLC and related entities	6,473,098	(b)	10.50%
666 Third Avenue New York, NY 10017
Dimensional Fund Advisors LP	5,892,408	(c)	9.56%
1299 Ocean Avenue Santa Monica, CA 90401
Wellington Management Company, LLP	4,431,300	(d)	7.19%
75 State Street Boston, MA 02109

(a)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from April 6, 2007. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(b)	According to Schedule 13D filed with the Securities and Exchange Commission on January 25, 2007, Ramius Capital Group, LLC is a member of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 that includes the following “reporting persons”: Starboard Value and Opportunity Master Fund Ltd.; Parche, LLC; RCG Ambrose Master Fund, Ltd.; RCG Halifax Fund, Ltd.; Ramius Master Fund, Ltd.; Ramius Fund III, Ltd.; Admiral Advisors, LLC; Ramius Advisors, LLC; C4S & Co., L.L.C.; Peter A. Cohen; Morgan B. Stark; Jeffrey M. Solomon; Thomas W. Strauss; Jeffrey C. Smith. Mr. Smith, who is one of our directors, is also a Partner of Ramius Capital Group, L.L.C. (“Ramius”), which indirectly owns each of Parche, Ramius Fund, Ramius Master Fund, Ambrose, Halifax and Starboard. Mr. Smith disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares.

(c)	According to Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2007, Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an

investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities. Dimensional disclaims beneficial ownership of all such securities.

(d)	According to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 4,431,300 shares of the Issuer which are held of record by clients of Wellington Management. These securities are owned of record by clients of Wellington Management. Such clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.

PROPOSAL 2: RATIFICATION OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm to audit the books of the Company and its subsidiaries for the year ending December 31, 2007, to report on the consolidated statement of financial position and related statement of earnings of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The affirmative votes of the majority of the shares present, either in person or represented by proxy, at the Annual Meeting is required to ratify the appointment of PwC as the independent registered public accounting firm for the Company for 2007. The Board recommends that the stockholders vote in favor of ratifying the selection of PwC for the purposes set forth above. If the stockholders do not ratify the selection of PwC, the Audit Committee will consider a change in auditors for the next year.

PwC has advised the Audit Committee that they are independent accountants with respect to the Company, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC. Representatives of PwC are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions.

Audit Committee Report

Our Audit Committee is comprised of four directors, Mr. Johnson (Chairman), Mr. Gupta, Mr. Ivester, and Mr. Spiegel. As of the date of this proxy statement, each of the Committee members is an “independent director” under the NASDAQ Stock Market rules. The committee’s responsibilities are described in a written charter that was adopted by our Board of Directors.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statement prepared by management, express an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. Our Audit Committee oversees these processes, although they rely on the information provided to them and on the representations made by management and the independent auditors.

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2006 with our management. The Committee discussed with PricewaterhouseCoopers LLP, our independent auditors, the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees. The Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP. Based on the review and discussions described in this paragraph, the Audit Committee recommended to the Board of Directors the inclusion of our audited financial statements for the year ended December 31, 2006 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee

Thomas P. Johnson, Jr. (Chairman)
John W. Spiegel
Ram Gupta
M. Douglas Ivester

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP (PwC) for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2005 and 2006 and the reviews of the financial statements included in our quarterly reports on Form 10-Q and services provided for statutory and regulatory filings for those fiscal year were as follows:

	For the Fiscal Year Ended
	December 31,
	2005	2006

Aggregate fees incurred for review and audit services for the fiscal year	$2,200,000	$1,800,000
Fees billed during the fiscal year	$1,000,400	$865,100

Audit-Related Fees

Fees billed for audit related services were $278,000 and $21,470 for the fiscal year ended December 31, 2005 and 2006, respectively. The fees relate to the audit of our Edify business on a stand-alone basis in connection with the sale of the business.

Tax Fees

The aggregate fees billed by PwC for professional services related to our tax fees for the fiscal years ended December 31, 2005 and 2006 were $258,100 and $116,250, respectively.

All Other Fees

There were $2,400 for software maintenance fees and compliance service fees billed by PwC for 2006. Additionally, there was $77,040 of due diligence work related to our exploration of strategic alternatives in 2006.

In considering the nature of the services provided by PwC, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The services performed by the independent auditor in 2006 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee in October 2002. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by the independent auditor during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Obtaining an estimated range of fees for a service in advance facilitates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

The pre-approval policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1. The service is not an audit, review or other attest service;

2. The aggregate amount of all such services provided under this provision does not exceed the amount of $20,000 in a given fiscal year;

3. Such services were not recognized at the time of the engagement to be non-audit services;

4. Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5. The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF OUR SELECTION OF INDEPENDENT AUDITORS FOR 2007.

Date for Submission of Stockholder Proposals for Inclusion in Proxy Statement

Any proposal which an S1 stockholder wishes to have included in our proxy statement and form of proxy for our 2008 annual meeting of stockholders under Rule 14a-8 of the Securities and Exchange Commission must be received by our Secretary at 705 Westech Drive, Norcross, Georgia 30092 by January 3, 2008. Any other proposal for consideration by stockholders at our 2008 annual meeting of stockholders must be delivered to, or mailed to and received by our Secretary not less than 90 days and not more than 120 days prior to May 25, 2008; provided, however, that in the event that (i) the date of the annual meeting is more than 60 days prior to or more than 60 days after May 25, 2008, and (ii) less than 60 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting is mailed or such public disclosure is made. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and form of proxy for the annual meeting any stockholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time.

Other Matters

As of the date of this proxy statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the annual meeting. If any other matters not now known properly come before the meeting, the persons named in the accompanying proxy will vote your proxy in accordance with the determination of a majority of our Board of Directors.

By order of the Board of Directors,

JOHN W. SPIEGEL
Chairman of the Board

Norcross, Georgia
April 24, 2007

REVOCABLE PROXY
S1 CORPORATION
Annual Meeting of Stockholders
This Proxy is solicited on behalf of the Board of Directors
     The undersigned stockholder of S1 Corporation hereby appoints Greg Orenstein or John Stone, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the annual meeting of stockholders to be held at 10:00 a.m., local time, on May 25, 2007, at the Marriott Hotel located at 475 Technology Parkway Drive, Norcross, Georgia 30092, and at any adjournments of the meeting, upon the matters set forth in the S1 Proxy Statement and upon such other matters as may properly come before the annual meeting. The undersigned stockholder hereby revokes any proxy or proxies for the annual meeting that were given before this proxy.
     This proxy will be voted as directed by the undersigned stockholder.
•	Unless contrary direction is given, this proxy will be voted FOR the election of the director nominees listed in Proposal 1;

•	Unless contrary direction is given, this proxy will be voted FOR the ratification of our independent auditors in Proposal 2;

•	and in accordance with the determination of our Board of Directors as to any other matters as may properly come before the meeting.
     The undersigned stockholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation for a proxy card that was previously submitted or a properly executed proxy card bearing a later date to John Stone, our Chief Financial Officer, by re-voting by telephone or on the Internet, or by attending the annual meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.
(Continued and to be dated and signed on the reverse side)
PROXY VOTING INSTRUCTIONS
TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.
TO VOTE BY INTERNET
Please access the web page at “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.
YOUR CONTROL NUMBER IS                     .
Please Detach and Mail in the Envelope Provided.

☒ Please mark your votes as in this example.
YOUR BOARD RECOMMENDS A VOTE “FOR” OUR NOMINEES LISTED IN PROPOSAL 1

	For all		For All
	nominees listed	Withhold	Except
1. To elect three directors for a three-year term (Proposal 1).	☐	☐	☐

Nominees:	Johann J. Dreyer M. Douglas Ivester Edward Terino
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of the nominee(s) in the space provided below.
YOUR BOARD RECOMMENDS A VOTE “FOR” RATIFYING THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR 2007

	For	Against	Abstain
2. To ratify independent public accounting firm for 2007 (Proposal 2).	☐	☐	☐

Please be sure to sign and date this proxy in the box below.	Date

Stockholder sign above	Co-holder (if any) sign above
NOTE: Please date and sign exactly as your name appears on this proxy card. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.